Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023 While Investing in Augmented Strategy for Future Growth

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Strong sequential top line growth over 4Q22 in both segments including a 36% increase in the health and wellness end market and sequential consolidated margin growth
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Investing in operating expenses (SEA) to integrate flywheel acquisitions, open previously announced Centers of Excellence, and accelerate strategic growth opportunities
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Protecting full year margin and earnings through execution of manufacturing and operating strategy
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Planned capex of $9 million in the quarter (4% of sales) to support long-term investments, including shift to a regional organizational structure for Hydraulics
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Achieved diluted EPS of $0.42; Diluted Non-GAAP Cash EPS of $0.72 reflecting in-period investments, higher interest expense ($0.06), and FX impact ($0.04) compared with prior year
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Reiterating outlook for 2023 revenue expected to be $910 to $940 million; on path to achieve strategic milestone of $1 billion in revenue on a run rate basis[1]by year-end 2023
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Continued strategic M&A activity with recent Agreement to acquire i3 Product Development

SARASOTA, FL, May 8, 2023 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, today reported financial results for the first quarter ended April 1, 2023. Results include the assets of Schultes Precision Manufacturing, Inc (or “Schultes”) for a partial period starting on January 27, 2023.

“Our top-line results came in strong, and we delivered on our gross margins. Our recent moves to invest and optimize our long-term cost structure as well as prepare for global growth demonstrate that our plan is working. First, following the acquisition and integration of several companies over the last few years, we announced the opening of two new Centers of Excellence. Second, we made investments this quarter to move to a regional organizational structure for our Hydraulics segment. This will allow us to be ready for the next wave of growth. The regional structure coupled with the company’s Centers of Excellence is expected to support growth beyond our $1 billion total company milestone. We are off to a solid start in 2023,” said the Company’s President and Chief Executive Officer Josef Matosevic.

Matosevic continued, “We are also happy to announce that we have signed an Agreement to acquire i3 Product Development (or “i3”). Innovation is the life blood of any successful organization, and we expect the acquisition of i3 to turbocharge our efforts to be the most innovative company focused on the intersection of the hydraulics and electronics markets. With over 55 engineers embodying expertise in electronics, mechanical, industrial, embedded and software engineering, i3 will equip Helios with significant capabilities to provide customization to Helios platforms or develop greenfield solutions. Their patented remote support platform will also provide in the field support for customers’ IoT (Internet of Things) devices and fits perfectly into the telematics and data analytics roadmap we have been articulating for some time. It’s seldom you find a gem of a company like this to acquire – one that provides top notch engineers and software capability that plugs exactly into our roadmap vision.”

[1] Run rate basis defined as annualizing the anticipated fourth quarter of 2023 to equate to ~$1 billion in revenues

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 2 of 16

First Quarter 2023 Consolidated Results

($ in millions, except per share data) (Unaudited)	Q1 2023	Q1 2022	Change		% Change
Net sales	$213.2	$240.5	$(27.3)		(11%)
Gross profit	$71.0	$83.6	$(12.6)		(15%)
Gross margin	33.3%	34.8%	(150)	bps
Operating income	$24.8	$42.9	$(18.1)		(42%)
Operating margin	11.6%	17.8%	(620)	bps
Non-GAAP adjusted operating margin*	17.2%	21.8%	(460)	bps
Net income	$13.9	$30.5	$(16.6)		(54%)
Diluted EPS	$0.42	$0.94	$(0.52)		(55%)
Non-GAAP cash net income*	$23.4	$38.3	$(14.9)		(39%)
Diluted Non-GAAP cash EPS*	$0.72	$1.18	$(0.46)		(39%)
Adjusted EBITDA*	$43.3	$59.0	$(15.7)		(27%)
Adjusted EBITDA margin*	20.3%	24.5%	(420)	bps

* Adjusted numbers are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the attached Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Sales

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Grew sequentially: Total revenue up 9%, Electronics segment revenue up 17% (of which Health and Wellness up 36%), Hydraulics segment revenue up 5% over fourth quarter 2022; Grew annually: Hydraulics revenue up 8% (10% in constant currency), Electronics revenue down 37% while up 11% excluding Health and Wellness over first quarter 2022.
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Sales in several end markets grew over the first quarter of 2022, including mobile equipment, industrial, construction, and agriculture which was offset by the ongoing, though improving contraction of the health and wellness end market. Sales included $13.7 million in revenue from acquisitions. (See the Organic and Acquired Revenue table in this release that provides acquired revenue by segment by quarter).
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Sales declined in the Americas, in Europe the Middle East and Africa ("EMEA"), and the Asia Pacific ("APAC") regions compared with the first quarter of 2022. Sales across all regions are being impacted by the softening demand for electronics products in the health and wellness market compared to the first quarter of 2022.
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Foreign currency translation adjustment on sales was $3.5 million unfavorable and supply chain constraints delayed an estimated $12.4 million in sales in the quarter.

Profits and margins

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Gross profit and margin drivers: gross profit was down $12.6 million compared with the prior-year period driven by lower volume. Changes in FX rates compared with the first quarter of 2022 reduced gross profit by $0.9 million. Gross margin declined by 150 basis points, driven by reduced leverage of our fixed cost base on lower sales, margin profile of acquisitions, partially offset by favorable sales mix and the impact of price increases.
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Selling, engineering and administrative (“SEA”) expenses increased to $38.1 million, up 13% compared with the first quarter of 2022, reflecting integration of acquisitions and higher operating expenses, including

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 3 of 16

investing in key strategic projects (i.e., opening previously announced Centers of Excellence, timing of segment manufacturing roadmap projects, and accelerate strategic growth opportunities.)
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Amortization of intangible assets: at $8.1 million up 16% compared to the prior year reflecting the Company’s flywheel acquisitions.

Non-operating items

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Net interest expense: $6.2 million in the quarter up 63% compared with the prior-year period due to rising interest rates and average net debt balance increases related to acquisitions.
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Effective tax rate: 22.8% compared with 22.4% in the prior-year period reflecting varying levels of income in domestic versus international tax jurisdictions.

Net income, earnings per share, non-GAAP cash earnings per share and adjusted EBITDA

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GAAP net income and diluted earnings per share: $13.9 million and $0.42 per share.
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Diluted Non-GAAP cash earnings per share: $0.72 compared with $1.18 last year, due to lower volumes, higher operating expenses, interest expense of ($0.06) and foreign exchange rates of ($0.04) per share.
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Adjusted EBITDA margin at 20.3% increased sequentially over 4Q22 by 30 basis points; Compared to year ago period decline of 420 basis points driven by contraction in health and wellness market, rapid inflationary environment with headwinds from supply chain, investments in strategic projects and FX impacts.

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 4 of 16

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

($ in millions) (Unaudited)
Hydraulics	For the Three Months Ended
	Q1 2023	Q1 2022	Change		% Change
Net Sales
Americas	$57.9	$43.1	$14.8		34%
EMEA	49.4	52.9	(3.5)		(7%)
APAC	40.4	41.1	(0.7)		(2%)
Total Segment Sales	$147.7	$137.1	$10.6		8%
Gross Profit	$50.0	$50.8	$(0.8)		(2%)
Gross Margin	33.9%	37.1%	(320)	bps
SEA Expenses	$22.0	$19.2	$2.8		15%
Operating Income	$28.0	$31.6	$(3.6)		(11%)
Operating Margin	19.0%	23.1%	(410)	bps

First Quarter Hydraulics Segment Review

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Sales increased 8% over the period year period to $147.7 million as higher sales to the Americas helped to offset the lower sales in EMEA and APAC. On a constant currency basis, sales increased 10% driven by acquisitions as well as pricing. FX had a $3.3 million unfavorable adjustment on sales and supply chain constraints delayed an estimated $7.9 million in sales in the quarter.
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Gross profit and margin drivers: gross profit decreased $0.8 million, or 2%, compared with the prior-year period primarily due to material price increases, unfavorable FX of $0.8 million, and restructuring costs of $0.7 million. Gross margin reflects rising material and energy costs, for which margin was not fully recovered by pricing efforts, as well as the different margin profile of our recent acquisitions.
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Operating income decreased $3.6 million, or 11%, while operating margin of 19.0% decreased 410 basis points reflecting increased operating expenses from acquisitions and higher operating costs. We incurred $0.5 million of restructuring costs in the first quarter of 2023, compared to $0.3 million in the 2022 first quarter.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

($ in millions) (Unaudited)
Electronics	For the Three Months Ended
	Q1 2023	Q1 2022	Change		% Change
Net Sales
Americas	$55.1	$77.7	$(22.6)		(29%)
EMEA	6.7	11.8	(5.1)		(43%)
APAC	3.7	13.9	(10.2)		(73%)
Total Segment Sales	$65.5	$103.4	$(37.9)		(37%)
Gross Profit	$21.0	$32.8	$(11.8)		(36%)
Gross Margin	32.1%	31.7%	40	bps
SEA Expenses	$13.5	$12.3	$1.2		10%
Operating Income	$7.5	$20.5	$(13.0)		(63%)
Operating Margin	11.5%	19.8%	(830)	bps

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 5 of 16

First Quarter Electronics Segment Review

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Sales decreased 37% to $65.5 million, with demand across all regions declining due primarily to contraction of the health and wellness market. End market demand was driven by mobile and industrial machinery markets which only partially offset supply chain constraints and a contracting health and wellness market. Foreign currency exchange rates had a $0.2 million unfavorable impact on sales and supply chain constraints delayed an estimated $4.5 million in sales in the quarter.
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Gross profit and margin drivers: gross profit decreased $11.8 million, or 36%, compared with the prior-year period primarily due to decreased sales volume in health and wellness. Gross margin increased 40 basis points to 32.1%, driven primarily by favorable sales mix over the year ago period.
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Operating income decreased $13.0 million to $7.5 million, while operating margin declined 830 basis points to 11.5% reflecting flow through of gross margin and operating expenses.

Balance Sheet and Cash Flow Review

Tricia Fulton, Executive Vice President, and Chief Financial Officer, commented, “We saw some solid sequential improvements over the fourth quarter of 2022 on revenue and gross margin. While at the same time, we are intentionally investing to optimize the long-term cost structure through integrating our acquisitions, opening our Centers of Excellence, and effecting some reorganization of our Hydraulics segment. This gives us confidence in how we're expecting the rest of the year to unfold relative to our expectations. Combined with our organic growth and other recent acquisitions, we expect to be able to reach our $1 billion revenue milestone with top-tier margins on a run-rate basis ending 2023.”

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Total debt at quarter-end was $525.8 million compared with $446.1 million at end of the fourth quarter of 2022. For the three-month period, borrowings, net of repayments, on our credit facilities amounted to $78.4 million.
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Cash and cash equivalents at April 1, 2023 were $36.3 million, down $7.4 million or 17% from the end of the fourth quarter of 2022.
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Inventory increased $10.8 million to $202.4 million from the fourth quarter of 2022 and was 6% higher than the fourth quarter of 2022 driven by the acquisition and the macro issues in the supply chain. These issues include the Company purchasing parts ahead of material shortages, holding some inventory for past due orders where one or two components have been delayed in the supply chain.
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Pro-forma net debt-to-adjusted EBITDA increased to 2.5x at the end of the first quarter of 2023 (pro-forma for Taimi, Daman Products, and Schultes Precision Manufacturing.)At the end of first quarter 2023, the Company had $54.3 million available on its revolving lines of credit.
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Net cash provided by operations was $12.3 million in the first quarter 2023 compared with $14.7 million in the prior-year period.
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Capital expenditures were $9.1 million in the first quarter 2023, or 4% of sales as planned. This compares with $5.6 million, or 2% of sales, in the year-ago period.
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Paid 105th sequential quarterly cash dividend on April 20, 2023.

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 6 of 16

Reiterating 2023 Outlook:

The following provides the Company’s expectations for 2023 as of May 8, 2023. This assumes constant currency, using quarter end rates, and that markets served are not further impacted by the global pandemic or the geo-political environment. On a run-rate basis ending 2023, the Company expects to reach approximately $1 billion in revenue and approximately 25% Adjusted EBITDA margins.

	2020 Actual	2021 Actual	2022 Actual	2023 Outlook	Implied 3-Year CAGR at 2023 range mid-point	Exiting 2023 Run-Rate Outlook
Consolidated revenue	$523 million	$869 million	$885 million	$910 - $940 million	21%	~$1 billion
Net income	$14 million	$105 million	$98 million	$99 - $104 million
Adjusted EBITDA	$121 million	$214 million	$205 million	$214 - $226 million	22%
Adjusted EBITDA margin	23.2%	24.6%	23.2%	23.5% - 24.0%	+55 bps	~25%
Interest expense	$13 million	$17 million	$17 million	$23 - $24 million
Effective tax rate	18%	20%	19%	21% - 23%
Depreciation	$18 million	$21 million	$23 million	$27 - $29 million
Amortization	$22 million	$33 million	$29 million	$30 - $32 million
Capital expenditures % total revenue	3%	3%	4%	3% - 5% of sales
Diluted EPS	$0.44	$3.22	$3.02	$3.03 - $3.18
Diluted Non-GAAP Cash EPS	$2.24	$4.25	$4.03	$3.95 - $4.10	22%

Adjusted EBITDA, Adjusted EBITDA margin and Diluted Non-GAAP Cash EPS represent non-GAAP financial measures. The Company has presented the comparable GAAP figures in the table above. For 2023, Adjusted EBITDA excludes an estimated $7-$8 million of costs for restructuring activities and acquisition related cost including integration. For 2023, Diluted non-GAAP Cash EPS excludes an estimated $0.88 to $0.95 per diluted share of costs for amortization, restructuring activities, acquisition related costs including integration and the related tax impact on these items.

Webcast

The Company will host a conference call and webcast tomorrow, May 9, at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8573. The audio webcast will be available at www.heliostechnologies.com.

A telephonic replay will be available from approximately 1:00 p.m. ET on the day of the call through Tuesday, May 16, 2023. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13737453. The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 7 of 16

development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the effectiveness of creating the Centers of Excellence; (iii) the Company’s financing plans; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; and (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) supply chain disruption and the potential inability to procure goods; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) inflation (including hyperinflation) or recession; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to health epidemics, pandemics and similar outbreaks, including, without limitation, the current COVID-19 pandemic, particularly in China, which may among other things, adversely affect our supply chain, material costs, and work force and may have material adverse effects on our business, financial position, results of operations and/or cash flows; (vi) risks related to our international operations, including the potential impact of the ongoing conflict between Russia and Ukraine; and (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (viii) our failure to realize the benefits expected from acquisitions, our failure to promptly and effectively integrate acquisitions and the ability of Helios to retain and hire key personnel, and maintain relationships with suppliers. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 28, 2023.

This news release will discuss some historical non-GAAP financial measures, which Helios believes that providing these specific non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. The determination of the amounts that are excluded from these non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP. Please carefully review the Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

This news release also presents forward-looking statements regarding non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 8 of 16

reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s 2023 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908 / (914) 598-7733
dpawlowski@keiadvisors.com / lkiernan@keiadvisors.com

Financial Tables Follow:

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 9 of 16

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended
	April 1, 2023	April 2, 2022	% Change

Net sales	$213.2	$240.5	(11)%
Cost of sales	142.2	156.9	(9)%
Gross profit	71.0	83.6	(15)%
Gross margin	33.3%	34.8%

Selling, engineering and administrative expenses	38.1	33.7	13%
Amortization of intangible assets	8.1	7.0	16%
Operating income	24.8	42.9	(42)%
Operating margin	11.6%	17.8%

Interest expense, net	6.2	3.8	63%
Foreign currency transaction loss (gain), net	0.4	(0.9)	(144)%
Other non-operating expense, net	0.2	0.7	(71)%
Income before income taxes	18.0	39.3	(54)%
Income tax provision	4.1	8.8	(53)%
Net income	$13.9	$30.5	(54)%

Net income per share:
Basic	$0.43	$0.94	(54)%
Diluted	$0.42	$0.94	(55)%

Weighted average shares outstanding:
Basic	32.6	32.4
Diluted	32.7	32.5

Dividends declared per share	$0.09	$0.09

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 10 of 16

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	April 1, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36.3	$43.7
Accounts receivable, net of allowance for
credit losses of $1.6 and $1.5	139.5	125.1
Inventories, net	202.4	191.6
Income taxes receivable	8.7	10.2
Other current assets	21.7	17.9
Total current assets	408.6	388.5
Property, plant and equipment, net	202.6	175.7
Deferred income taxes	1.8	1.6
Goodwill	483.5	468.5
Other intangible assets, net	438.7	405.6
Other assets	21.6	23.8
Total assets	$1,556.8	$1,463.7
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$71.7	$73.7
Accrued compensation and benefits	19.5	21.1
Other accrued expenses and current liabilities	30.7	32.0
Current portion of long-term non-revolving debt, net	20.2	19.0
Dividends payable	3.0	2.9
Income taxes payable	7.9	3.6
Total current liabilities	153.0	152.3
Revolving line of credit	345.6	261.3
Long-term non-revolving debt, net	158.9	164.2
Deferred income taxes	61.0	61.0
Other noncurrent liabilities	29.7	30.0
Total liabilities	748.2	668.8
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, par value $0.001, 2.0 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100.0 shares authorized,
32.6 and 32.6 issued and outstanding	-	-
Capital in excess of par value	406.4	404.3
Retained earnings	460.9	450.0
Accumulated other comprehensive loss	(58.7)	(59.4)
Total shareholders’ equity	808.6	794.9
Total liabilities and shareholders’ equity	$1,556.8	$1,463.7

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 11 of 16

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Three Months Ended
	April 1, 2023	April 2, 2022
Cash flows from operating activities:
Net income	$13.9	$30.5
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	15.2	12.6
Stock-based compensation expense	3.4	2.5
Amortization of debt issuance costs	0.1	0.1
Benefit for deferred income taxes	(1.1)	(1.1)
Forward contract losses (gains), net	0.3	(1.6)
Other, net	0.1	0.7
(Increase) decrease in, net of acquisitions:
Accounts receivable	(9.5)	(17.4)
Inventories	(6.5)	(15.5)
Income taxes receivable	1.6	0.9
Other current assets	(4.1)	(2.4)
Other assets	2.4	2.2
Increase (decrease) in, net of acquisitions:
Accounts payable	(3.1)	4.1
Accrued expenses and other liabilities	(3.4)	(8.0)
Income taxes payable	4.3	8.2
Other noncurrent liabilities	(1.3)	(1.1)
Net cash provided by operating activities	12.3	14.7
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(84.7)	1.3
Capital expenditures	(9.1)	(5.6)
Proceeds from dispositions of property, plant and equipment	-	1.8
Cash settlement of forward contracts	0.3	0.7
Software development costs	(1.1)	(0.9)
Net cash used in investing activities	(94.6)	(2.7)
Cash flows from financing activities:
Borrowings on revolving credit facilities	95.0	23.5
Repayment of borrowings on revolving credit facilities	(12.5)	(23.6)
Repayment of borrowings on long-term non-revolving debt	(4.1)	(4.2)
Proceeds from stock issued	0.5	0.6
Dividends to shareholders	(3.0)	(2.9)
Payment of employee tax withholding on equity award vestings	(1.8)	(1.9)
Other financing activities	(0.3)	(0.3)
Net cash provided by (used in) financing activities	73.8	(8.8)
Effect of exchange rate changes on cash and cash equivalents	1.1	1.3
Net (decrease) increase in cash and cash equivalents	(7.4)	4.5
Cash and cash equivalents, beginning of period	43.7	28.6
Cash and cash equivalents, end of period	$36.3	$33.1

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 12 of 16

HELIOS TECHNOLOGIES

SEGMENT DATA

(In millions)

(Unaudited)

	For the Three Months Ended
	April 1, 2023	April 2, 2022
Sales:
Hydraulics	$147.7	$137.1
Electronics	65.5	103.4
Consolidated	$213.2	$240.5

Gross profit and margin:
Hydraulics	$50.0	$50.8
	33.9%	37.1%
Electronics	21.0	32.8
	32.1%	31.7%
Consolidated	$71.0	$83.6
	33.3%	34.8%

Operating income (loss) and margin:
Hydraulics	$28.0	$31.6
	19.0%	23.1%
Electronics	7.5	20.5
	11.5%	19.8%
Corporate and other	(10.7)	(9.2)
Consolidated	$24.8	$42.9
	11.6%	17.8%

ORGANIC AND ACQUIRED REVENUE2[2]

(In millions)

(Unaudited)

	Three Months Ended				Full Year Ended	Three Months Ended
	April 2,	July 2,	October 1,	December 31,	December 31,	April 1,
	2022	2022	2022	2022	2022	2023
Hydraulics
Organic	$130.7	$137.1	$129.1	$132.0	$528.9	$134.0
Acquisition	6.4	5.7	2.1	8.2	22.4	13.7
Total	$137.1	$142.8	$131.2	$140.2	$551.3	$147.7

Electronics
Organic	$102.7	$97.9	$75.2	$55.8	$331.6	$65.5
Acquisition	0.8	1.0	0.7	-	2.5	-
Total	$103.4	$98.9	$75.9	$55.8	$334.1	$65.5

Consolidated
Organic	$233.4	$235.0	$204.3	$187.8	$860.5	$199.5
Acquisition	7.2	6.6	2.9	8.2	24.9	13.7
Total	$240.5	$241.7	$207.2	$196.0	$885.4	$213.2

[2] Revenue is considered to be acquisition related until the acquisition has been included in the Company’s financial results for one full year.

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 13 of 16

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2023 Sales by Geographic Region and Segment
($ in millions)
	Q1	% Change y/y
Americas:
Hydraulics	$57.9	34%
Electronics	55.1	(29%)
Consol. Americas	113.0	(6%)
% of total	53%
EMEA:
Hydraulics	$49.4	(7%)
Electronics	6.7	(43%)
Consol. EMEA	56.1	(13%)
% of total	26%
APAC:
Hydraulics	$40.4	(2%)
Electronics	3.7	(73%)
Consol. APAC	44.1	(20%)
% of total	21%
Total	$213.2	(11%)

2022 Sales by Geographic Region and Segment
($ in millions)
	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	Q4	% Change y/y	2022	% Change y/y
Americas:
Hydraulics	$43.1	26%	$49.9	20%	$49.7	10%	$56.8	22%	$199.5	19%
Electronics	77.7	20%	80.2	25%	65.0	1%	$48.0	(26%)	270.9	5%
Consol. Americas	120.8	22%	130.1	23%	114.7	5%	104.8	(6%)	470.4	11%
% of total	50%		54%		55%		53%		53%
EMEA:
Hydraulics	$52.9	22%	$49.0	5%	$41.3	(8%)	$43.3	(4%)	$186.5	4%
Electronics	11.8	27%	12.3	12%	7.7	(31%)	5.3	(50%)	37.1	(12%)
Consol. EMEA	64.7	23%	61.3	6%	49.0	(12%)	48.6	(13%)	223.6	1%
% of total	27%		25%		24%		25%		25%
APAC:
Hydraulics	$41.1	(1%)	$43.9	(2%)	$40.2	(7%)	$40.1	3%	$165.3	(2%)
Electronics	13.9	23%	6.4	(58%)	3.3	(77%)	$2.5	(79%)	26.1	(51%)
Consol. APAC	55.0	4%	50.3	(16%)	43.5	(25%)	42.6	(16%)	191.4	(14%)
% of total	23%		21%		21%		22%		22%
Total	$240.5	17%	$241.7	8%	$207.2	(7%)	$196.0	(10%)	$885.4	2%

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 14 of 16

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
GAAP operating income	$24.8	$42.9
Acquisition-related amortization of intangible assets	8.1	7.0
Acquisition and financing-related expenses(A)	1.7	0.9
Restructuring charges(B)	1.2	0.2
Officer transition costs	0.8	0.3
Acquisition integration costs (C)	-	1.1
Non-GAAP adjusted operating income	$36.6	$52.4
GAAP operating margin	11.6%	17.8%
Non-GAAP adjusted operating margin	17.2%	21.8%

Adjusted EBITDA RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023
Net income	$13.9	$30.5	$81.8
Interest expense, net	6.2	3.8	19.1
Income tax provision	4.1	8.8	18.7
Depreciation and amortization	15.2	12.6	54.2
EBITDA	39.4	55.6	173.8
Acquisition and financing-related expenses(A)	1.7	0.9	6.7
Restructuring charges(B)	1.2	0.2	4.4
Officer transition costs	0.8	0.3	0.8
Acquisition integration costs (C)	-	1.1	2.5
Change in fair value of contingent consideration	0.2	0.8	1.1
Other	-	-	0.1
Adjusted EBITDA	$43.3	$59.0	$189.4
Adjusted EBITDA margin	20.3%	24.5%	22.1%

Pre-acquisition adjusted EBITDA, 2023 Schultes, 2022 Taimi and Daman			9.5
TTM Pro forma adjusted EBITDA			$198.9

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 15 of 16

HELIOS TECHNOLOGIES

Non-GAAP Cash Net Income RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net income	$13.9	$30.5
Amortization of intangible assets(D)	8.3	7.1
Acquisition and financing-related expenses(A)	1.7	0.9
Restructuring charges(B)	1.2	0.2
Officer transition costs	0.8	0.3
Acquisition integration costs (C)	-	1.1
Change in fair value of contingent consideration	0.2	0.8
Tax effect of above	(2.7)	(2.6)
Non-GAAP cash net income	$23.4	$38.3
Non-GAAP cash net income per diluted share	$0.72	$1.18

(A) Acquisition and financing-related expenses include costs associated with our M&A activities. These activities include all phases of the M&A process from analyzing targets, to raising funding, to due diligence and transaction costs at closing. We utilize internal resources for our acquisition activities and have chosen not to staff a full M&A department or use significant outside services. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended April 1, 2023, the charges include recurring labor costs of $0.2 million, professional fees of $1.1 million, travel costs of $0.1 million and other M&A related costs of $0.3 million.

(B) Restructuring activities include costs associated with the creation of our two new Regional Operational Centers of Excellence. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended April 1, 2023, the charges include non-recurring labor costs of $0.6 million, travel costs of $0.2 million and manufacturing relocation and other costs of $ 0.4 million.

(C) Acquisition integration activities include costs associated with integrating our acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended April 1, 2023, costs incurred for our integration activities were minimal.

(D) Amortization of intangible assets presented here includes $0.2 million of amortization for capitalized software development costs included within cost of sales in the income statement.

HELIOS TECHNOLOGIES

Non-GAAP Sales Growth RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended
	Hydraulics	Electronics	Consolidated
Q1 2023 Net Sales	$147.7	$65.5	$213.2
Impact of foreign currency translation(E)	3.3	0.2	3.5
Net Sales in constant currency	151.0	65.7	216.7
Less: Acquisition related sales	(13.7)	-	(13.7)
Organic sales in constant currency	$137.3	$65.7	$203.0

Q1 2022 Net Sales	$137.1	$103.4	$240.5

Net sales growth	8%	-37%	-11%
Net sales growth in constant currency	10%	-36%	-10%
Organic net sales growth in constant currency	0%	-36%	-16%

(E) The impact from foreign currency translation is calculated by translating current period activity at average prior period exchange rates.

Helios Technologies Reports Strong Revenue Growth in the First Quarter 2023

While Investing in Augmented Strategy for Future Growth

May 8, 2023	Page 16 of 16

Net Debt-to-Adjusted EBITDA RECONCILIATION

(In millions)

(Unaudited)

As of
April 1, 2023
Current portion of long-term non-revolving debt, net	20.2
Revolving lines of credit	346.7
Long-term non-revolving debt, net	158.9
Total debt	525.8
Less: Cash and cash equivalents	36.3
Net debt	489.5

TTM Pro forma adjusted EBITDA (F)	198.9
Ratio of net debt to TTM pro forma adjusted EBITDA	2.46
(F) On a pro-forma basis for Taimi, Daman, and Schultes.

Non-GAAP Financial Measures and Non-GAAP Forward-looking Financial Measures:
Adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income, cash net income per diluted share and sales in constant currency are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the attached Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin and cash net income and cash net income per diluted share disclosed above in our 2023 Outlook, to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods.